Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

(Barry Lefkowitz)

EMPLOYMENT AGREEMENT (the “Agreement”) dated February 15, 2016 by and between Brixmor Property Group, Inc. (the “Company”) and Barry Lefkowitz (“Executive”) (collectively, the “Parties” or each individually a “Party”).

The Company desires to employ Executive as the Company’s Interim Chief Financial Officer during the Company’s search for a permanent Chief Financial Officer, and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall be employed by the Company for a period commencing on February 12, 2016 (the “Effective Date”) and ending six (6) months after the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that unless terminated pursuant to Section 5, the Employment Term shall be automatically extended for additional one-month periods commencing six months after the Effective Date.

2. Position, Duties and Authority.

(a) During the Employment Term, Executive shall serve as the Company’s Interim Chief Financial Officer. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Chief Executive Officer and be consistent with the duties, functions, responsibilities and authority of a chief financial officer of a publicly-traded real estate investment trust. Executive shall report to the Chief Executive Officer.

(b) Executive will devote his full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”); provided, however, that nothing herein shall preclude Executive from (i) accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, subject to the prior approval of the Board, (ii) serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) managing personal and family investments, as well Executive’s involvement in real estate investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not conflict or interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of the Company in accordance with this Agreement. Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in the first proviso of the first sentence of this Section 2(b).

(c) The Executive’s principal places of employment shall be at the Company’s offices located in New York, New York subject to required travel to the Company’s offices in Conshohocken, Pennsylvania and as otherwise necessary, with such travel to be reimbursed by the Company.

(d) Upon the appointment of a permanent chief financial officer by the Company, Executive, as reasonably requested by the Company, shall provide assistance in transitioning his duties and responsibilities, and provide information relevant to matters as to which he gained knowledge during his employment. This Section 2(d) survives termination of this Agreement.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the monthly rate of $125,000, payable in regular installments in accordance with the Company’s usual payment practices.

(b) As soon as administratively practicable following the Effective Date, in consideration of Executive entering into this Agreement and as an inducement to serve as the Company’s Interim Chief Financial Officer, the Compensation Committee shall grant Executive a number of shares of restricted common stock, par value $0.01 per share, having a value equal to $150,000 as of the Effective Date (but rounded down to the next whole integer in the case of a valuation that produces a fractional share) (the “Restricted Stock”). The grant shall be made pursuant to the terms of the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan, and the number of shares of Restricted Stock shall be determined based on the prior business day’s closing price of the Company’s common stock. The grant of the Restricted Stock shall be subject to an award agreement (the “Award Agreement”) pursuant to which the shares of Restricted Stock vest upon completion of six months of employment or upon Executive’s earlier termination by the Company. A form of the Award Agreement is attached hereto as Exhibit A.

4. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit, fringe and perquisite plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”), other than the Company’s compensatory equity or bonus plans, on generally the same terms and conditions as each of the Employee Benefits are made available to other senior executives of the Company (other than with respect to the value amount of compensation and equity grants and subject to years of service requirements and conditions).

(b) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred), including travel to the company’s offices in Pennsylvania.

5. Termination.

(a) The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason.

(b) Upon termination of employment for any reason, Executive shall receive (A) no later than the next regular payroll date following the date of termination, the Base Salary through the date of termination ; (B) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, however, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and (C) such Employee Benefits, if any, as to which Executive may be entitled under the tax qualified employee benefit plans of the Company, payable in accordance with the terms and conditions of such tax qualified employee benefit plans.

(c) Additionally, if the Company terminates Executive’s employment hereunder earlier than six months after the Effective Date, provided that Executive executes a general release of claims in a form acceptable to the Company and expiration of all revocation periods applicable to such release within 60 days following Executive’s date of termination, the Company shall pay to Executive, upon the first scheduled payroll date following the date the release is executed and no longer subject to revocation, the difference between the total amount of Base Salary the Company has paid him from the Effective Date through the date of termination, and the total amount of Base Salary the Company would have paid him had he worked until six months after the Effective Date; provided, however, that Executive shall not be required to execute a release if the Company, in its sole discretion, chooses not to require the Executive to execute such a release. Similarly, in the event that this Agreement is extended beyond six months as set out in Paragraph 1 of this Agreement, then if the Company terminates Executive’s employment prior to the end of such monthly extension, the Company shall pay to Executive, upon the first scheduled payroll date following the date of such termination, the difference between the total amount of Base Salary the Company has paid him from the start of such extension month through the date of termination, and the total amount of Base Salary the Company would have paid him had he worked through the end of the month of such extension period.

(d) Reserved.

(e) Resignation from Positions. Upon termination of Executive’s employment for any reason, Executive shall resign, as of the date of such termination and to the extent applicable, from any other positions and appointments he holds with the Company or the Company’s affiliates.

(f) Exclusive Rights. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

6. Confidentiality.

(a) Executive may not at any time (whether during or after Executive’s employment with the Company), disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that he may obtain during his employment by the Company to any other Person, except (A) in connection with performing his duties for the Company or its subsidiaries, (B) to the Company or its subsidiaries, or to any authorized (or apparently authorized) agent or representative of any of them, (C) when required to do so by law or regulation or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to communicate, divulge or make accessible any such confidential information, (D) in the course of any proceeding under Sections 7 or 8(d) of this Agreement, or (E) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. For purposes of this Agreement, “Confidential Information” shall mean any proprietary or confidential information of the Company and its subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its affiliates, other than as a result of Executive’s violation of this Section 6, or not otherwise considered confidential by persons within such trade or industry.

(b) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, minor children, parents and spouse’s parents) and legal, financial or other professional advisors, the existence or contents of this Agreement; provided, however, that Executive may disclose to any prospective future employer the provisions of Section 6 of this Agreement; provided they agree to maintain the confidentiality of such terms. This Section 6 shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(c) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the Business of the Company and its subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. For purposes of this Agreement, “Business” shall mean the business of owning and operating retail shopping centers.

(d) This Section 6 survives termination of this Agreement.

7. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Any judicial determination of whether the Executive is in compliance with Section 6 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction. This Section 7 survives termination of this Agreement.

8. Miscellaneous.

(a) Mutual Non-Disparagement. Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors, or any of its or their respective employees, officers or directors (it being understood that comments made in the Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). The Company specifically agrees that its executive officers and directors shall refrain from intentionally making any public communication outside the ordinary course of such person’s business that is intended to criticize or disparage, or has the effect of criticizing or disparaging, Executive, and any breach of this obligation by any such individuals shall be deemed a breach by the Company. Nothing set forth herein shall be interpreted to prohibit either Party from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization. This Section 8(a) survives termination of this Agreement.

(b) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment with the Company or service as a member of the Board to the extent provided under the Company’s charter, by-laws and applicable law, and shall promptly advance to Executive or Executive’s heirs or representatives all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), in which Executive has knowledge or involvement that arises out of or relates to the Company, any former employee’s activities at the Company, Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, upon receipt by the Company of a written request with appropriate documentation of such Expenses, and an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses. During the Employment Term and for a term of six years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board.

(c) Governing Law. Except as otherwise provided in the Award Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(d) Jurisdiction; Venue. Except as otherwise provided in Section 7 in connection with equitable remedies, or in the Award Agreement, each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Southern District of New York or any state court in the First Judicial Department over any suit, action or proceeding arising out of or relating to this Agreement and each of the Parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of New York, federal or state. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such Party set forth in Section 8(k).

(e) Entire Agreement; Amendments. This Agreement (including, without limitation, any schedules and exhibits attached hereto or referenced herein) contains the entire understanding of the Parties with respect to the employment of Executive by the Company, and supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its current or former affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its current or former affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, any schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

(f) No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(i) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor. Any amounts due under Section 5 of this Agreement are considered reasonable by the Company and are not in the nature of a penalty.

(j) Compliance with Code Section 409A.

(i) The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (D) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Effective Date).

(k) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by e-mail, hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Brixmor Property Group, Inc.

450 Lexington Avenue

New York, New York 10017

Attention: General Counsel

steven.siegel@brixmor.com

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(l) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that he is not subject to any restrictions on his ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Reimbursement Agreement Expenses. The Company agrees to reimburse Executive for reasonable costs and expenses he incurred for legal and accounting services associated with the negotiation and finalization of this Agreement.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

BRIXMOR PROPERTY GROUP, INC.

/s/ Steven F. Siegel
By: Steven F. Siegel
Title: Executive Vice President and General Counsel

EXECUTIVE

/s/ Barry Lefkowitz
Barry Lefkowitz

Exhibit A – Form of Award Agreement

[To attach]

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RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”), is made effective as of the date (the “Date of Grant”) set forth on the signature page attached hereto (the “Signature Page”), between Brixmor Property Group Inc. (together with its Subsidiaries and successors and assigns, the “Company”) and the Eligible Person identified on the Signature Page attached hereto (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Restricted Shares.

(a) Grant of Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of a number of shares of Common Stock (the “Shares” and such Shares subject to the vesting and other restrictions contained in this Agreement, the “Restricted Shares”) set forth on the Signature Page. The Restricted Shares shall vest and become nonforfeitable in accordance with Section 1(b) hereof.

(b) Vesting of Restricted Shares.

(i) General. Subject to Sections 1(b)(ii) and 1(b)(iii) and subject to the Participant’s continued employment with the Company, all of the Restricted Shares shall vest and become nonforfeitable on the six (6)-month anniversary of the Date of Grant (the “Vesting Date”).

(ii) Termination of Employment. If the Participant’s employment with the Company is terminated by the Participant for any reason prior to the Vesting Date (other than a termination of employment on account of the Participant’s death or Disability), the Restricted Shares shall immediately become forfeited without any

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further action by the Company or the Participant, and without any payment of consideration therefor. If the Participant’s employment with the Company is terminated by the Company for any reason prior to the Vesting Date, all of the shares of Restricted Stock shall vest and become nonforfeitable as of such date of termination.

2. Book Entry; Certificates. The Company shall recognize the Participant’s ownership of Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company, and any such certificates shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of unvested Restricted Shares pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Shares that have not previously vested. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

3. Rights as a Stockholder. The Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and rights to dividends or other distributions; provided that the Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 6.

4. Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to the Participant as contemplated by Sections 1 and 2 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 6 hereof.

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5. Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The shares of Restricted Stock granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant.

6. No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the shares of Restricted Stock at any time prior to becoming vested pursuant to the terms of this Agreement. No shares of Restricted Stock shall, prior to becoming vested, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

7. No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Shares hereunder shall impose any obligation on the Company or any Affiliate to continue the employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any Affiliate).

8. Tax Withholding.

(a) Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the shares of Restricted Stock (and the dividends or other distributions paid thereupon) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the shares of Restricted Stock, including, but not limited to, the grant or vesting of the shares of Restricted Stock, the subsequent sale of the Shares acquired at vesting and the receipt of any dividends or other distributions; and (B) does not commit to structure the terms of the grant or any aspect of the shares of Restricted Stock to reduce or

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eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, unless both the Participant and the Company agree that the Participant may satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the Shares by paying the Company cash or cash equivalents acceptable to the Company, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the shares of Restricted Stock by withholding Shares otherwise issuable to the Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the Shares on the Vesting Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the shares of Restricted Stock that are not satisfied by the previously-described Share-withholding method. The Company may refuse to deliver the Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section 8.

9. Compensation Recovery Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to Shares issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such Shares.

10. Section 409A Compliance. The shares of Restricted Stock granted under this Agreement are intended to be exempt from, or otherwise to comply with, the requirements of Section 409A of the Code so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participant. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

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11. Section 280G of the Code. In the event that the accelerated vesting of the shares of Restricted Stock under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A of the Code. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Maryland, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant and the Company hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York or the State of Maryland, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum, and (c) any right to a jury trial.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date set forth in the Company’s signature block.

Participant

Name: Barry Lefkowitz

Acknowledged and Agreed:

BRIXMOR PROPERTY GROUP INC.

Name:
Title:

Dated:

Restricted Shares	[ ]

Exhibit A - Page 1